Exhibit 10.25

COMMERCIAL LEASE AGREEMENT

STATE OF TEXAS

COUNTY OF DALLAS

THIS LEASE AGREEMENT, made and entered into as of the 20th day of July, 2012, by and between Landlord and Tenant hereinafter named.

1) DEFINITIONS AND BASIC PROVISIONS. The following definitions and basic provisions shall be used in conjunction with and limited by the reference thereto in the provisions of this Lease.

(a) “Landlord” Telecom Commerce III, Ltd.

(b) “Tenant” Mavenir Systems, Inc.

(c) “Initial Premises” approximately 30,500 square feet within the building or project known as International Business Center II and located on a certain tract of land known as 1700 International Parkway, Suite 200, City of Richardson, Collin County, Texas. A fuller description of the Initial Premises, including a floor plan thereof, is contained in Exhibit A attached hereto.

(d) “Expansion Premises” is approximately 13,250 square feet within the building or project known as International Business Center II and located on a certain tract of land known as 1700 International Parkway, Suite 200, City of Richardson, Collin County, Texas. The Expansion Premises is contiguous and located next to the Initial Premises. A fuller description of the Expansion Premises, including a floor plan thereof, is contained in Exhibit A attached hereto. Tenant agrees to Lease the Expansion Premises by no later than April 1, 2014; provided, however, that Tenant may Lease such space sooner by providing Landlord with notice of its intent. Prior to Tenant’s expected move-in date to the Expansion Premises, Landlord shall provide Tenant with a tenant improvements allowance of no less than one hundred thousand dollars ($100,000.00) for the Expansion Premises, such allowance being in addition to the improvements, allowances or the like that Landlord is providing for the Initial Premises as described in this Lease. Following completion of the improvements, such being the Commencement Date for the addition of the Expansion Premises. Beginning on such Commencement Date, Tenant shall pay Rent for both the Initial Premises and the Expansion Premises in accordance with the terms of this Lease.

(e) “Premises” shall refer to the Initial Premises prior to Tenant expanding to use the Expansion Premises in accordance with the terms of this Lease Agreement. Beginning on the date that Tenant moves into and begins to use the Expansion Premises, Premises shall be deemed to refer to both the Initial Premises and the Expansion Premises as one. In the event that Tenant leases the ROFR Space in the Building in accordance with Exhibit F, the definition of Premises shall be extended to include such ROFR Space upon the date Tenant begins to occupy such (following completion of any premises improvements related to such).

(f) “Project” shall refer to the land (which is described in the attached Exhibit A), together with the building(s), landscaping, parking and driveway areas, sidewalks, and other improvements thereon including the Initial Premises, Premises and any other such inhabitable spaces located at 1700 International Parkway, Richardson, Collin County, Texas.

(g) “Lease Term” is the period commencing on October 1 , 2012 or on such later date as may be determined pursuant to the provisions of Paragraph 2 herein (the “Commencement Date”) and ending the last day of the month following the expiration of Seventy Eight (78) months from the Commencement Date, unless sooner terminated as herein provided (the “Expiration Date”) .

(h) “Maximum Rate” is the maximum non-usurious rate of interest permitted by applicable law, including, without limitation, Article 5069-1.04, Vernon Texas Civil Statutes, as the same may be incorporated by reference in other Texas statutes, and, unless otherwise required by law, said rate shall be based upon the “indicated rate ceiling”.

2) LEASE GRANT. Landlord, in consideration of the rent to be paid and the other covenants and agreements to be performed by Tenant and upon the terms and conditions herein stated, does hereby lease and let unto Tenant the Premises, in their “as is” condition on the date hereof, unless Landlord is required by the terms of this Lease to perform any work to prepare the Premises for Tenant’s occupancy, commencing on the Commencement Date (as may be adjusted as hereinafter provided) and ending on the Expiration Date, unless sooner terminated as herein provided. If this Lease is executed before the Premises become vacant, or otherwise available and ready for occupancy, or if any present tenant or occupant of the Premises holds over, and Landlord cannot acquire possession of the Premises prior to the Commencement Date of this Lease or cannot tender possession to Tenant for any reason, except as shall result from any act or omission of Tenant or its agents or employees (in which event the Commencement Date will not be changed and Rental will not be waived), Landlord shall not be deemed to be in default hereunder, and Tenant agrees to accept possession of the Premises at such time as Landlord is able to tender the same in accordance with the terms of this Lease Agreement, such date shall be deemed to be the Commencement Date, this Lease shall continue for the term specified in Paragraph 1 (d) hereof, and Landlord hereby waives the Monthly Rental Payments or portion(s) thereof for such period prior to the tendering of possession of the Premises to Tenant. Should Tenant occupy the Premises prior to the Commencement Date specified in Paragraph 1 (d), the Commencement Date shall be altered to coincide with said occupancy, however, the Expiration Date shall remain unchanged. The taking of possession, or the occupying or assuming control over the Premises by Tenant shall be conclusive evidence (i) that the Premises are suitable for the purpose herein intended and that the Premises comply fully with Landlord’s covenants and obligations related thereto, except for “punchlist” items, if any, of which Tenant shall give Landlord written notice within twenty (20) days following such possession, occupancy or assumption of control; and (ii) that Tenant accepts the Building and the Land and each and every part and appurtenance thereof as being in a good and satisfactory condition, and acknowledges that same comply fully with Landlord’s covenants and obligations. Notwithstanding the foregoing, Landlord and Tenant agree that Tenant may use the Expansion Premises between October 1, 2012 and March 31, 2014 (“Interim Use”) and such Interim Use shall not be deemed as the Commencement Date for Tenant’s use of the Expansion Premises nor shall such use be conclusive evidence (i) that the Expansion Premises are suitable for the purpose herein intended and that the Expansion Premises comply fully with Landlord’s covenants and obligations related thereto, except for “punchlist” items, if any, of which Tenant shall give Landlord written notice within twenty (20) days following such possession, occupancy or assumption of control; and (ii) that Tenant accepts the Expansion Premises and each and every part and appurtenance thereof as being in a good and satisfactory condition, and acknowledges that same comply fully with Landlord’s covenants and obligations. Tenant agrees to pay all utilities related to the Expansion Premises (on a prorated basis) that are directly attributable to Tenant’s Interim Use as well as all Additional Rent (on a prorated Basis) in accordance with this Lease. Tenant shall not be required to pay Basic Monthly Rental during such Interim Use period unless otherwise agreed to herein.

3) BASIC MONTHLY RENTAL AND SECURITY DEPOSIT.

(a) In consideration of this Lease, Tenant promises and agrees to pay Landlord the Basic Monthly Rental *See Below without any abatement, deduction or set off for any reason whatsoever, except as may be expressly provided in this Lease, for each and every

*	Basic Monthly Rental

October 1, 2012 thru February 28, 2013	=	$0.00 per month
March 1, 2013 thru March 31, 2014	=	$23,739.17 per month
April 1, 2014 thru March 31, 2019	=	$32,947.92 per month

In the event that Tenant decides to accept the Expansion Premises prior to April 1, 2014 in accordance with the terms of Section 1 and 2 of the Lease, then all months prior to April 1, 2014 in which Tenant occupies the Initial Premises and the Expansion Premises (following the Commencement Date for such Expansion Premises), the Base Monthly Rent shall be $32,947.92.

month of the Lease Term. All sums of money, other than Monthly Rental Payments, which become due under this Lease are deemed to be “Additional Rent”. Monthly Rental Payments and Additional Rent shall collectively constitute the “Rent” or “Rentals” due or to become due under this Lease and are herein so called. The nonpayment of any Additional Rent shall afford Landlord all the rights and remedies as are herein provided in the case of nonpayment of any Monthly Rental Payment.

(b) The Security Deposit in the amount of $23,739.17 shall be payable by Tenant to Landlord contemporaneously with the execution hereof, and a like Monthly Rental Payment shall be due and payable on or before the first day of each succeeding calendar month during the Lease Term except for such months where no Rent fee is due as set herein. A Monthly Rental Payment for any fractional month at the beginning or the end of the Lease Term shall be prorated on a daily basis unless such is provided at no charge per the terms of this Lease.

(c) No payment by Tenant, or receipt or acceptance by Landlord of a lesser amount than the correct Basic Annual Rent and/or Additional Rent, shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance or pursue any other remedies in the Lease or at law or in equity.

(d) Other remedies for nonpayment of Rent notwithstanding, if the monthly Base Rental payment is not received by Landlord on or before the tenth (10th) day of the month for which such rent is due, or if any other payment due Landlord by Tenant hereunder (such sums being deemed to be additional Rent) is not received by Landlord on or before the tenth (10th) day of the month next following the month in which Tenant was invoiced, a service charge of five percent (5%) of such past due amount shall be additionally due and payable by Tenant. Such service charge shall be cumulative of any other remedies Landlord may have for nonpayment of Rent and other sums payable under this Lease. Landlord and Tenant acknowledge and agree that Landlord shall send a monthly invoice to Tenant for the Basic Monthly Rental and the absence of same at any time does not relieve Tenant from its obligation to pay any rental when due per this Lease Agreement.

(e) Upon execution of this Lease, Landlord acknowledges receipt in full of the Security Deposit. The Security Deposit shall be held by Landlord without liability for interest as security for the performance by Tenant of Tenant’s covenants and obligations under this Lease. It is expressly understood that the Security Deposit shall not be considered an advance payment of Rent or a measure of Landlord’s damages in case of a default by Tenant. Upon the occurrence of any event of default by Tenant, Landlord may, from time to time, without prejudice to any other remedy, use the Security Deposit to the extent necessary to satisfy any arrearages of Rent and any other damage, injury, expense or liability caused to Landlord by such event of default by Tenant. Following any such application of the Security Deposit, Tenant shall pay to Landlord within ten (10) business days of receipt of written request the amount so applied in order to restore the Security Deposit to its original amount. If Tenant is not then in default hereunder, any remaining balance of the Security Deposit shall be returned by Landlord to Tenant upon the expiration or earlier termination of this Lease. If Landlord transfers its interest in the Premises during the Lease Term, Landlord may assign the Security Deposit to the transferee or return the Security Deposit to Tenant and thereafter shall have no further liability for the return of the Security Deposit.

4) ADDITIONAL RENT.

(a) Taxes and Insurance and Common Area Maintenance (CAM):

(1) Tenant agrees to pay as additional rental Tenant’s pro rata share of the Tax and Insurance and CAM within ten (10) days following receipt of an invoice from Landlord stating the amount due. The pro rata share to be paid by Tenant is fifty two percent (52%) for the Initial Premises and seventy five percent (75%) at such time as Tenant is using both the Initial Premises and the Expansion Premises following the Commencement Date as discussed herein. Percentage to be attributed to Tenant may be subject, however, to adjustment for any expansion of the Premises outside of the Expansion Premises.

(2) “Tax and Insurance Expenses” shall mean: (i) all ad valorem, rental, sales, use, and other taxes (other than Landlord’s income taxes), special assessments, and other governmental charges, and all assessments due to deed restrictions which accrue against the Building during the term of this Lease; and (ii) all reasonable insurance premiums paid by Landlord with respect to the Building including, without limitation, public liability, casualty, rental, and property damage insurance.

(3) “Common Area Maintenance Expenses” shall mean all expenses (other than the Tax and Insurance Expenses described above) incurred by Landlord for the reasonable maintenance, repair, and operation of the Building,(excluding only structural soundness of the roof, foundation and exterior walls) including, but not limited to, management fees, utility expenses (if not separately metered), maintenance and repair costs, sewer, landscaping, trash and security costs (if furnished by Landlord), wages and fringe benefits payable to employees of Landlord whose duties are connected with the operation and maintenance of the Building, amounts paid to contractors or subcontractors for work or services performed in connection with the operation and maintenance of the Building, all services, supplies, repairs, replacements or other expenses for maintaining, repairing, and operating the Building, including, without limitation common areas and parking areas and roof, exterior wall and foundation work that is not related to structural soundness.

(4) The term “Common Area Maintenance Expenses” does not include the cost of any capital improvement to the Building other than the reasonably amortized cost of capital improvements which result in the reduction of Insurance Expenses or Common Area Maintenance Expenses. Further, the term “Common Area Maintenance Expenses” shall not include repair, restoration or other work occasioned by fire, windstorm or other casualty with respect to which Landlord actually receives insurance proceeds, income and franchise taxes of Landlord, expenses incurred in leasing to or the procuring of tenants, leasing commissions, advertising expenses, expenses for the renovating of space for new tenants, interest or principal payments on any mortgage or other indebtedness of Landlord, compensation paid to any employee of Landlord above the grade of building superintendent, or depreciation allowance or expense.

(5) At or prior to the commencement of this Lease and at any time during the Lease term, Landlord may deliver to Tenant a written estimate of any additional rent applicable to the Premises (based on the pro rata share stated above) which may be anticipated for Tax and Insurance and CAM Expenses during the calendar year in which this Lease commences or for any succeeding calendar year, as the case may be. Based upon such written estimate, the Monthly Rental Payment shall be increased by one-twelfth (1/12) of the estimated additional rent.

(6) Statements showing the actual Tax and Insurance Expenses, Common Area Maintenance Expenses and Tenant’s proportionate share thereof (hereinafter referred to as the “Statement of Actual Adjustment”) shall be delivered by Landlord to Tenant after any calendar year in which additional rental was paid or due by Tenant. Within ten (10) days after the delivery by Landlord to Tenant of such Statement of Actual Adjustment, Tenant shall pay to Landlord the amount of any additional rental shown on such statement as being due and unpaid. If such Statement of Actual Adjustment shows that Tenant has paid more than the amount of additional rental actually due from Tenant for the preceding calendar year and if Tenant is not then in default under this Lease, Landlord shall credit the amount of such excess to the next Base Rental installment due from Tenant. The amount of the monthly additional rent for the Initial Premises is estimated by the Landlord as follows:

Additional Rent:(2012 Estimates for 30,500 SF)	1)Tax	$4,066.67 per month

	2) Insurance	$559.17 per month

	3) Common Area Maintenance	$1,423.33 per month

(b) If the Commencement Date of this Lease is a day other than the first day of a month, or if the Termination Date is a day other than the last day of a month, the amount shown as due by Tenant on the Statement of Actual Adjustment shall reflect a proration based on the ratio that the number of days this Lease was in effect during such month bears to the actual number of days in said month.

(c) The failure of Landlord to exercise its rights hereunder to estimate expenses and require payment of same as additional rental shall not constitute a waiver of such rights which rights may be exercised from time to time at Landlord’s discretion, provided, however, that in no event shall Tenant be required to pay Additional Rent if such was accrued by Landlord more than six (6) months prior to Landlord requesting payment for such from Tenant.

5) UTILITY SERVICE. Tenant shall pay the cost of the utility services, including, but not limited to, initial connection charges and all charges for gas, water, and electricity used by Tenant on the Premises; provided, however, that Tenant shall not be responsible for initial connection charges if such is already connected on the Commencement Date nor shall Tenant be responsible for any utility charges accrued prior to the Commencement Date unless otherwise agreed to by Tenant in writing. If the Premises are separately metered, Tenant shall pay such costs directly to the appropriate utility company. Otherwise, Tenant shall pay such costs pursuant to Paragraph 4(b) above. Tenant shall pay all costs caused by Tenant introducing excessive pollutants into the sanitary sewer system, including permits, fees and charges levied by any governmental subdivision for any pollutants or solids other than ordinary human waste. If Tenant can be clearly identified as being responsible for obstructions or stoppage of the common sanitary sewage line, Tenant shall pay the entire cost of repair thereof, following receipt of invoice therefore, as Additional Rent. Tenant shall be responsible for the installation and maintenance of any dilution tanks, holding tanks, settling tanks, sewer sampling devices, sand traps, grease traps or similar devices which may be required by the appropriate governmental subdivision for Tenant’s use of the sanitary sewer system but not if such are already installed in the Premises prior to the Commencement Date or if such are the responsibility of the Landlord in preparation of the Premises prior to the Commencement Date. Tenant shall also pay all surcharges (i.e., charges in excess of normal charges) levied due to Tenant’s abnormal use of sanitary sewer or waste removal services so that no such surcharges shall affect Landlord or other tenants in the Project under Paragraph 4(b) above.

(6) USE. Tenant shall occupy and use the Premises for the purpose of general office, R & D, assembly and storage space related to the telecommunications industry. Tenant will not occupy or use the Premises, or permit any portion of the Premises to be occupied or used for any business or purpose which is unlawful in part or in whole or deemed to be disreputable in any manner or extra-hazardous on account of fire or other casualty. Tenant shall not permit anything to be done which will in any way increase the rate of fire insurance on the Building or contents, and in the event that, by reason of acts of Tenant, there shall be any increase in the rate of insurance on the Building or contents created by Tenant’s acts or conduct of business, then such acts of Tenant shall be deemed to be an event of default hereunder, and Tenant hereby agrees to pay to Landlord the actual amount of such increase in accordance with the terms of this Lease Agreement and acceptance of such payment shall not constitute a waiver of any of Landlord’s other rights provided herein. Tenant will conduct its business and control its agents, employees and invitees in such a manner as not to create any nuisance or interfere with, annoy or disturb other tenants of the Building or Landlord in management of the Building. Tenant will maintain the Premises in a clean, healthful and safe condition and will comply with all applicable laws, ordinances, orders, rules and regulations (state, federal, municipal and other agencies or bodies having any jurisdiction thereof) with reference to the use, condition and/or occupancy of Premises, except to the extent that the responsibility for such is Landlord’s hereunder.

7) REPAIRS AND MAINTENANCE.

(a) By Landlord: Landlord shall be responsible, at its expense, only for the structural soundness of the roof, foundation and exterior walls of the Building. Any repair to the roof, foundation or exterior walls required due to the fault or omission of Tenant, or its agents, employees, guests or invitees shall be the sole responsibility of Tenant. The term “walls” as used in this Paragraph 7(a) shall not include windows, glass or plate glass, interior doors, special store fronts, office entries or exterior doors. Landlord’s liability with respect to any defects, repairs or maintenance for which Landlord is responsible at its expense under this Lease shall be limited to the cost of such repairs or maintenance or the curing of such defect. As expenses included in Common Area Maintenance Expenses, Landlord will be responsible for landscaping and maintenance of common areas and parking areas, exterior painting, and common sewage line plumbing. Tenant shall immediately give Landlord written notice of defects or need for repairs, after which Landlord shall have a reasonable opportunity to repair same or cure such defect. Landlord shall not be required to perform any covenant or obligation of this Lease, or be liable in damages to Tenant, so long as the performance or non-performance of the covenant or obligation is delayed, caused by, or prevented by an act of God or force majeure. An “act of God” or “force majeure” is defined for purposes of this Lease as strikes, lockouts, sit-downs, material or labor restrictions by any governmental authority, riots, floods, washouts, explosions, earthquakes, fire, storms, acts of the public enemy, wars, insurrections and any other similar cause not reasonably within the control of Landlord, and which by the exercise of due diligence Landlord is unable, wholly or in part, to prevent or overcome. Notwithstanding the foregoing, Landlord agrees to be monetarily responsible for any repairs/replacements caused by any non- working interior items including but not limited to electrical, plumbing and mechanical equipment within the Premises for the first sixty (60) days following the Commencement Date of the Lease unless the need for such repairs or replacements is caused by Tenant, in which case, Tenant shall be monetarily responsible.

(b) By Tenant:

(1) Tenant shall maintain all parts of the Premises and their appurtenances (except those for which Landlord is expressly responsible under this Lease) in good, clean and sanitary condition at its own expense. Tenant shall promptly make all necessary repairs and replacements to the Premises, including, but not limited to, electric light lamps or tubes, windows, glass and plate glass, interior and exterior doors, any special office entry, interior walls and finish work, floors and floor coverings, downspouts, gutters, heating and air conditioning systems, dock boards, truck doors, dock bumpers, plumbing work and fixtures other than common building sewage lines. Tenant shall be obligated to repair wind damage to glass caused by events other than hurricanes or tornadoes. Otherwise, however, Tenant shall not be obligated to repair any damage caused by fire, hurricane, tornado or other casualty covered by the insurance maintained by Landlord.

(2) Tenant shall not damage or disturb the integrity, structural soundness, or support of any wall, roof, or foundation of the Premises. Any damage to these walls caused by Tenant or its employees, agents or invitees shall be promptly repaired by Tenant at its sole cost and expense.

(3) Tenant shall, at its own cost and expense, enter into a regularly scheduled preventive maintenance/service contract with a licensed maintenance contractor for servicing all heating and air conditioning systems and equipment within the Premises. The maintenance contractor and the contract must be approved by Landlord; such approval not to be unreasonably withheld or delayed. The service contract must include all services suggested by the equipment manufacturer within the operation/maintenance manual and must become effective (and a copy delivered to Landlord) within thirty (30) days of the date Tenant takes possession of the Premises. If Tenant fails to enter into such service contract as required, Landlord shall have the right to do so on Tenant’s behalf and Tenant agrees to pay Landlord the reasonable cost and expense of same as Additional Rent. Notwithstanding the foregoing, Landlord agrees to deliver all new and existing HVAC units in good working condition prior to the Commencement Date of the Lease. So long as Tenant maintains the preventative maintenance/service contract stated above, then Landlord will warrant all new and existing HVAC units for a period of six (6) months from the Commencement Date. After the six (6) month period from the Commencement Date, Tenant shall be responsible for all costs associated with maintenance, service or repair of all units. In the event, that any HVAC unit cannot be repaired and requires replacement then Landlord and Tenant shall mutually agree on replacement cost prior to installation and Landlord will, upon final installation and receipt of invoice, reimburse Tenant for fifty percent (50%) of the total replacement cost.

(4) Tenant shall pay all charges for pest control and extermination within the Premises.

(5) At the termination of this Lease, Tenant shall deliver the Premises “broom clean” to Landlord in the same good order and condition as existed at the Commencement Date of this Lease, ordinary wear, natural deterioration beyond the control of Tenant, damage by fire, tornado or other casualty excepted.

(6) Not in limitation on the foregoing, it is expressly understood that Tenant shall repair and pay for all damage caused by the acts or omissions of Tenant, Tenant’s employees, agents or invitees, or caused by Tenant’s default hereunder. All requests for repairs or maintenance that are the responsibility of Landlord under this Lease must be made in writing to Landlord at the address set forth below.

8) COMMON AREAS. The use and occupation by Tenant of the Premises shall include the use in common with others entitled thereto of the common areas, parking areas, service roads, loading facilities (except those that are part of the Premises), sidewalk, and other facilities as may be reasonably designated from time to time by Landlord. All such common areas and other areas and facilities shall at all times be subject to the exclusive control and management of Landlord, and Landlord shall have the right to construct, maintain, and operate lighting facilities on all said areas and improvements; to police same; from time to time to change the area, level, location and arrangement of parking areas and other facilities herein above referred to; and to restrict parking by tenants, their officers, agents, and employees to employee parking areas; provided that, in all cases, that such does not unreasonably interfere with the business operations conducted by Tenant in the Building. Landlord may also segregate and/or designate parking spaces for the exclusive use of customers of other tenants, in which event Tenant and its employees, agents, and invitees shall not make use of same; provided, however, that the number of parking spots available to Tenant shall, in no event, be less than the product of 1 parking space per 360 Sq feet of the Premises. All common areas and facilities not within the Premises, which Tenant may be permitted to use, are to be used under a revocable license, and if the amount of such areas be diminished, Landlord shall not be subject to liability nor shall Tenant be entitled to any compensation or diminution or abatement of Rent, nor shall such diminution of such areas be deemed constructive or actual eviction provided, however, that such does not unreasonably interfere with the business operations conducted by Tenant in the Building.

9) ASSIGNMENT AND SUBLETTING. Tenant shall not assign its interest in this Lease or any part therein, or allow this Lease to be assigned, in whole or in part, by operation of law or otherwise (including, without limitation, by transfer of stock or other transfer of ownership of Tenant, merger, reorganization, dissolution or change in occupancy) or mortgage or pledge the same, or sublet the Premises, or any part thereof, without, in each case, the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. In no event shall any such assignment or sublease ever release Tenant or Guarantor from any obligation or liability hereunder. No assignee or sublessee of the Premises or any portion thereof may assign or sublet the Premises or any portion thereof without Landlord’s prior written consent which will not be unreasonably withheld or delayed.

If Tenant desires to assign its interest in the Lease or any part therein, or sublet all or any part of the Premises, it shall so notify Landlord at least sixty (60) days in advance of the date on which Tenant desires to make such assignment or sublease. Tenant shall provide Landlord with a copy of the proposed assignment or sublease (in a form provided by Landlord), and such information as Landlord might reasonably request concerning the proposed sublessee or assignee to allow Landlord to make informed judgments as to the financial condition, reputation, operations and general desirability of the proposed subtenant(s) or assignee(s). Tenant shall reimburse Landlord for the reasonable cost of reviewing the proposed assignment or sublease, as the case may be. Within thirty (30) days after Landlord’s receipt of Tenant’s proposed assignment or sublease, and all required information concerning the proposed subtenant(s) or assignee(s), Landlord shall have the option to:

(a) Cancel this Lease with respect to the proposed assignment, provided, however, that Tenant may then withdraw its request for assignment and the Lease shall not be canceled in any part and shall continue with its then current term or;

(b) Cancel this Lease as to that portion of the Premises proposed to be sublet, or;

(c) Sublet (on the terms set forth in the proposed sublease) that portion of the Premises proposed to be sublet, or;

(d) Consent to the proposed assignment or sublease, in which event, however, if the rent due and payable by any sublessee or assignee under any such permitted assignment or sublease (or a combination of the rent payable under such assignment or sublease plus any bonus or any other consideration therefor or any payment, incident thereto) exceeds the Rent payable under this Lease for such space, Tenant shall pay to Landlord fifty (50) percent of all such excess rent remaining after deducting costs (including tenant improvements and commissions, repair and/or improvement costs solely applicable to the assignment or sublease transaction) within ten (10) days following receipt thereof by Tenant, or;

(e) Refuse its consent to the proposed assignment or sublease, and thereafter, this Lease will remain in full force and effect throughout the then-balance of the Lease Term, which option shall be deemed to be elected unless Landlord gives Tenant written notice providing otherwise.

Notwithstanding the foregoing, Landlord shall release Tenant of responsibility for all obligations, terms, duties and conditions of this Lease and allow the Lease to be assigned to a proposed assignee of Tenant if all of the following are met:

(i) The assignee has a current net worth of five (5) million dollars ($5,000,000) or more;

(ii) The intended use of the Premises by the assignee is not inconsistent with the use described in Paragraph 6 (USE) of the Lease, provided that such use does not have to be in the telecommunications industry;

(iii) The intended use of the Premises by the assignee would not materially increase the pedestrian or vehicular traffic to the Premises or the Building; and

(iv) The identity or business reputation of the assignee will not, in the good faith and commercially reasonable judgment of Landlord, tend to damage the goodwill or reputation of the Building or Project.

10) INDEMNITY. Tenant hereby indemnifies and holds Landlord harmless from and against all fines, suits, claims, demands, losses, expenses, costs, fees and actions (including, without limitation, attorney’s fees, costs and expenses) with respect to any injury to person or damage to or loss of property on or about the Premises or in the Building or in or on the grounds and parking areas caused by the acts or omissions of Tenant, its agents, employees, subtenants, invitees or by any other person entering the Building, the Premises, or related facilities under express or implied invitation of Tenant, or arising out of the Tenant’s use of the Building, the Premises, or related facilities. Landlord hereby indemnifies and holds Tenant harmless from and against all fines, suits, claims, demands, losses, expenses, costs, fees and actions (including, without limitation, attorney’s fees, costs and expenses) with respect to any injury to person or damage to or loss of property on or about the Premises or in the Building or in or on the grounds and parking areas caused by the acts or omissions of Landlord, its agents, employees, invitees, or by any other person entering the Building, the Premises, or related facilities under express or implied invitation of Landlord, or arising out of the Landlord’s use or maintenance of the Building, the Premises, or related facilities. Neither party shall be liable or responsible for any loss of, or damage to, any property or death of or injury to any person occasioned by theft, fire, act of God, public enemy, injunction, riot, strike, insurrection, war, or any other matter beyond control of such party.

11) MORTGAGES. Tenant accepts this Lease subject to the liens and substance of any deeds of trust, mortgages, or other such instruments and any security interests and any ground leases which might now or hereafter constitute a lien upon or affect Landlord’s interest in the Building or improvements therein, the Premises, the Land, or related facilities, and to zoning ordinances and other building and fire ordinances and governmental regulations relating to the use of the Property of which the Premises is a part. This Paragraph 11 is self-operative and no further instrument of subordination shall be required; provided, however, Tenant shall at any time hereafter, on demand, execute any reasonable instruments, releases or other documents that may be required by any mortgagee for the purpose of subjecting and subordinating this Lease to the lien of any such deed of trust, mortgage, or other instruments and to any such security interest and to any ground lease. Tenant shall not be required to execute any such instrument, release or other document that would in any way limit or change its rights in this Lease or impair its ability to use the Premises for its business operations. With respect to any deed of trust, mortgage or other instrument constituting a lien on the Building or improvements therein, the Premises, or related land and facilities, or any security interest with respect thereto, or any ground lease affecting the Land and/or the Building, Landlord, at its sole option, with the approval of the holder of such deed of trust, security interest or mortgage, or ground lease, shall have the right to waive the applicability of this Paragraph 11 so that this Lease will not be subject and subordinate to any such deed of trust, security interest or mortgage, or ground lease. Tenant shall, upon request by Landlord, execute and deliver from time to time, one or more instruments certifying that this Lease is in full force and not in default (or if it is in default, the nature of such default), that it is unmodified (or if modified, stating the date and nature of each modification), the date through which Rent has been paid, the unexpired Lease Term, and such other matters pertaining to this Lease as may be reasonably requested by Landlord; provided, however, that Tenant shall have a reasonable amount of time to review and act on such request from Landlord. If the interests of Landlord under this Lease shall be transferred by reason of foreclosure or other proceedings for enforcement of any mortgage on the Premises, or if Landlord shall sell its interest in the Building and/or the Land, Tenant shall be bound to the transferee (sometimes called the “Purchaser”) under the terms and conditions of this Lease for the balance of the remaining Lease term, including any extensions or renewals, with the same force and effect as if the Purchaser were Landlord under this Lease. Tenant further agrees to attorn to the Purchaser, including the mortgagee under any such mortgage (or ground lessor under any such ground lease) if it be the Purchaser, as its Landlord. Such attornment shall be effective without the execution of any further instruments upon the Purchaser succeeding to the interest of Landlord under this Lease. The respective rights and obligations of Tenant and Purchaser upon the attornment, to the extent of the then remaining balance of the term of this Lease, and any extensions and renewals that are mutually agreed in writing, shall be and are the same as those set forth in this Lease. Each such holder of any mortgage, deed of trust, lien, or ground lease and each such Purchaser, shall be a third-party beneficiary of the provisions of this Paragraph. Notwithstanding anything to the contrary contained herein, in no event shall Tenant be required to subordinate this Lease or attorn to any other party unless and until Tenant shall receive a Subordination and Non-Disturbance Agreement in form and substance reasonably satisfactory to Tenant and executed by all applicable parties.

12) INSURANCE.

(a) Tenant shall not permit the Premises to be used in any way which would, in the reasonable opinion of Landlord, be hazardous or which would in any way increase the cost of or render void the fire insurance on improvements or contents in the Project belonging to Landlord or other tenants; provided, however, that a Tenant caused increase in the cost of insurance shall not be a breach or act of default of this Lease if Tenant pays 100% of such increase attributable to the increase for such in accordance with the terms of this Lease. If at any time during the term of this Lease the State Board of Insurance or other insurance authority disallows any of Landlord’s sprinkler credits or imposes an additional penalty or surcharge in Landlord’s insurance premiums because of Tenant’s original or subsequent placement or use of storage racks or bins, method of storage or nature of Tenant’s inventory or any other act of Tenant, Tenant agrees to pay as Additional Rent the increase in Landlord’s insurance premiums. If an increase in the fire and extended coverage premiums paid by Landlord for the Building is caused by Tenant’s use or occupancy of the Premises, or if Tenant vacates the Premises in breach of this Lease and causes an increase, then Tenant shall pay as Additional Rent the amount of such increase to Landlord.

(b) Tenant shall procure and maintain throughout the term of this Lease a policy or policies of commercial general liability insurance of the occurrence form and not the claims made form, at Tenant’s sole cost and expense, insuring both Landlord (as an additional insured) and Tenant against all claims, demands or actions arising out of or in connection with:

(1) the Premises;

(2) the condition of the Premises;

(3) Tenant’s operations in and maintenance and use of the Premises; and

(4) Tenant’s liability assumed under this Lease including, but not necessarily limited to, Tenant’s business interruption insurance policy.

The limits of such policy or policies shall be not less than one million dollars ($1,000,000) combined single limit coverage per occurrence for injury to persons (including death) and/or property damage or destruction, including loss of use. All such policies shall be procured by Tenant from responsible insurance companies. Tenant shall provide a certificate of insurance indicating that all required coverage is in force. All such original and renewal policies shall provide for at least thirty (30) days written notice to Landlord before such policy may be canceled or changed to reduce insurance coverage provided thereby. Upon request by Landlord, Tenant further agrees to complete and return to Landlord an insurance questionnaire (such form to be provided by Landlord) approved in advance by the Texas Department of Insurance regarding Tenant’s insurance coverage and intended use of the Premises. Tenant warrants and represents that all information contained in such questionnaire shall be true and correct as of the date thereof and shall be updated by Tenant from time to time upon Landlord’s request.

13) INSPECTION. Landlord or its representatives shall have the right to enter into, and upon any and all parts of the Premises at reasonable hours with prior notice except in the case of an emergency, to (i) inspect same or clean or make repairs or alterations or additions as Landlord may deem necessary (but without any obligation to do so, except as expressly provided for herein), (ii) show the Premises to prospective tenants, purchasers or lenders, or (iii) determine Tenant’s use of the Premises or determine if an event of default under this Lease has occurred; and Tenant shall not be entitled to any abatement or reduction of Rent by reason thereof, nor shall such be deemed to be an actual or constructive eviction.

14) CONDEMNATION. If, during the Lease Term, all or such lesser portion of the Premises (and Tenant’s associated parking) that would make the remainder of the Project unfit for Tenant’s use should be taken for any public or quasi-public use under any governmental law, ordinance or regulation or by right of eminent domain or by private purchase in lieu thereof, this Lease shall terminate and the Monthly Rental Payment and Additional Rent shall be abated during the unexpired portion of this Lease, effective on the date that Tenant must exit and clear the Premises. Tenant shall have no claim against Landlord for the value of any unexpired portion of the Lease Term. Landlord has the duty to give Tenant the notice of any action that may occur pursuant to this section promptly after Landlord receives such notice. In the event of a partial taking of the Premises (and Tenant’s associated parking) and the remainder is still for Tenant’s business operations , then the Rent shall be fairly and justly reduced in proportion to the amount remainder under the Lease.

In the event of any condemnation or taking, total or partial, Tenant shall not be entitled to any part of the award or price paid in lieu thereof, and Landlord shall receive the full amount of such award or price, Tenant hereby expressly waiving any right or claim to any part thereof. Notwithstanding the foregoing, Tenant shall be entitled to assert a separate claim against the condemning authority for the moving and relocation expenses incurred as a result of such condemnation; provided such award would not adversely affect Landlord’s award.

In the event of a temporary taking, the Lease shall remain in full force and effect and Tenant shall continue to be obligated to make all payments required of it under this Lease, provided, however, Tenant shall not be required to pay Monthly Rent payment(s) and/or Additional Rent during the period of such temporary taking.

15) FIRE OR OTHER CASUALTY. In the event that the Premises or any part thereof shall be damaged by fire or other casualty, Tenant shall give prompt written notice thereof to Landlord. In the event the Building shall be damaged by fire or other casualty, and substantial alteration or reconstruction of the Building shall, in Landlord’s reasonable opinion, be required (whether or not the Premises shall have been damaged by such fire or other casualty), or in the event any mortgagee under a mortgage or deed of trust covering the Building should require that the insurance proceeds payable as a result of any fire or other casualty be applied against the mortgage debt, Landlord may terminate this Lease by notifying Tenant in writing of such termination within ninety (90) days after the date of notification to Landlord of such damage and the Monthly Rental Payment and Additional Rent shall be abated during the unexpired portion of this Lease effective with the date of such damage; provided, however, Tenant’s obligation to pay any and all Additional Rent under this Lease shall continue and shall cover all periods up to the date of such damage. If Landlord elects not to terminate this Lease, Landlord shall, within ninety (90) days after notification from Tenant of such damage, commence to rebuild or repair the Building and shall proceed with reasonable diligence to restore the Building (except that Landlord shall not be responsible for delays outside its control) to substantially the same condition it was in immediately prior to the happening of the casualty. Landlord shall not be required to rebuild, repair, or replace any part of the furniture, equipment, or other personal property or any fixtures and other improvements which may have been placed by Tenant within the Building or the Premises, or related facilities.

If the Building is to be rebuilt or repaired, Landlord shall allow Tenant a fair and reasonable diminution of Rent during the time and to the extent the Premises are unfit for Tenant’s intended use. Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from any damage or repair thereof. Any insurance which may be carried by Landlord or Tenant against loss or damage to the Building or, the Premises, therein shall be for the sole benefit of Landlord; provided, however, any insurance payments to Tenant for loss of any furniture, furnishings, fixtures, equipment, alterations, additions or improvements which were to become the property of Landlord upon the expiration or earlier termination of this Lease shall be prorated. Tenant shall receive that portion of the insurance proceeds allocable to the months remaining in the Lease Term, and Landlord shall receive the portion allocable to the months remaining in the useful life of the item lost.

16) HOLDING OVER. Should Tenant, or any of its successors-in-interest, hold over in the Premises, or any part thereof, after the expiration or earlier termination of the Lease Term, unless otherwise agreed in writing, such holding over shall constitute and be construed as tenancy at will, terminable by Landlord on three (3) days notice, at a rental equal to one hundred and fifty percent (150%) of the Base Monthly Rental payment together with the most current rental adjustment which may have been made thereto pursuant to Paragraph 3 hereof. The holding over by Tenant for any part of a month shall entitle Landlord to collect the Rent called for under this Paragraph 16 for the entirety of such month. Nothing contained in this paragraph shall be construed as Landlord’s consent for the Tenant to hold over. Landlord shall also be entitled to all of its other rights and remedies available at law or in equity, including, without limitation, the right of forcible detainer.

17) TAXES ON TENANT’S PROPERTY. Tenant shall be liable for all taxes levied or assessed against personal property or fixtures placed by Tenant in the Premises and/or the Building except to the extent such taxes are levied or assessed on such property after it becomes the property of Landlord. If any taxes for which Tenant is liable pursuant to this Paragraph 17 are levied or assessed against Landlord or Landlord’s property and if Landlord elects to pay the same or if the assessed value of the Landlord’s property is increased by inclusion of personal property or fixtures placed by Tenant in the Premises and/or the Building, and Landlord elects to pay the taxes based on such increase, Tenant shall pay to Landlord upon demand that part of such taxes for which Tenant is primarily liable hereunder.

18) EVENT OF DEFAULT. The following shall be events of default by Tenant under this Lease:

(a) Tenant shall fail to pay any Rental, Monthly Rental Payment, Additional Rent, or any other sum due hereunder when due;

(b) Tenant shall fail to comply with any term, provision or covenant of this Lease other than the payment of Rent, and shall not cure such failure within ten (10) days after written notice thereof to Tenant;

(c) Tenant shall make a general assignment for the benefit of creditors;

(d) Tenant shall file a petition under any section or chapter of the United States Bankruptcy Code, as amended, or under any similar law or statute of the United States or any State thereof, or an involuntary bankruptcy shall be filed against the Tenant and such action/filing shall not be dismissed within thirty (30) days thereafter; or

(e) A receiver or Trustee shall be appointed for all or substantially all of the assets of Tenant, and such receivership or trusteeship shall not be terminated or stayed within thirty (30) days;

19) REMEDIES. Upon the occurrence of any event of default specified in Paragraph 18 hereof, Landlord shall have the option to pursue any one or more of the following remedies without any notice or demand whatsoever in addition to all other rights or remedies provided herein or at law or in equity:

(a) Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in Rent, enter and take possession and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim of damages therefore.

(b) Enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim for damages therefor, and if Landlord so elects, relet the Premises on such terms as Landlord shall deem advisable and receive the rent therefrom;

(c) Enter upon the Premises, without being liable for prosecution or any claim for damages therefor, and do whatever Tenant is obligated to do under the terms of this Lease, and Tenant agrees to reimburse Landlord, on demand, for any reasonable expenses which Landlord may incur in thus effecting compliance with Tenant’s obligations under this Lease;

No re-entry or taking possession of the Premises by Landlord in accordance with the terms of this Lease shall be construed as an election by Landlord on its part to terminate Tenant’s right to possession under this Lease, unless a written notice of such intention is given by Landlord to Tenant. Notwithstanding any such reletting or re-entry or taking possession, Landlord may at any time thereafter elect to terminate this Lease for a previous event of default. Pursuit of any remedy herein provided shall not constitute a forfeiture or waiver of any Rent due to Landlord hereunder or of any damages accruing to Landlord by reason of the violation of any of the terms, provisions and covenants herein contained. Landlord’s acceptance of rent following an event of default hereunder shall not be construed as Landlord’s waiver of such event of default. No waiver by Landlord of any violation or breach of any of the terms, provisions, and covenants herein contained shall be deemed or construed to constitute a waiver of any other violation or breach of any of the terms, provisions, and covenants herein contained. Forbearance by Landlord to enforce one of more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of any other violation or default. The loss or damage that Landlord may suffer by reason of termination of this Lease or the deficiency from any reletting as provided for above shall include the reasonable expense of repossession and any repairs or remodeling reasonably required to be undertaken by Landlord following possession. Should Landlord at any time terminate this Lease for any event of default, in addition to any other remedy Landlord may have, Landlord may recover from Tenant all reasonable damages Landlord may incur by reason of such event of default, including, without limitation, the cost of recovering the Premises and the loss of the Basic Annual Rental remaining unpaid. The use of remedy by Landlord shall not limit Landlord’s rights with respect to its use of all other remedies available at law and/or in equity. Notwithstanding anything to the contrary, i) Landlord shall use commercially reasonable efforts to mitigate any damages resulting from an Event of Default by Tenant under this Lease; and ii) the actions described in subsections (c), (d) or (e) of Section 18 shall not be considered an event of default for so long as Tenant continues to meet its material commitments in this Lease, including making all payments in accordance with the terms herein, during the period such action(s) is taking place.

20) SURRENDER OF PREMISES.

(a) On the last day of the term of this Lease, or upon any earlier termination of this Lease, or upon any re-entry by Landlord upon the Premises, Tenant shall quit and surrender the Premises to Landlord broom-clean and in good order, condition and repair, except for ordinary wear and tear and such change or destruction as Landlord is required to repair or restore under this Lease, and Tenant shall remove all of Tenant’s property therefrom, except as otherwise expressly provided in this Lease.

(b) No act or thing done by Landlord or its agents during the Lease Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless the same be made in writing and subscribed by Landlord.

21) ATTORNEY’S FEES. In case it should be necessary or proper for Tenant or Landlord to bring any action under this Lease or to consult or place this Lease with an attorney concerning the enforcement of any provision hereof, then Tenant and Landlord agree in each and such case that the prevailing party in such action shall be entitled to recover its reasonable attorney’s fees from the losing party.

22) LANDLORD’S LIEN. Landlord waives and relinquishes any and all landlord’s liens that it may have under statute or the Texas constitution, and Landlord acknowledges and agrees that no landlord’s lien or security interest is granted by Tenant under this Lease Agreement.

23) MECHANIC’S LIEN. Tenant will not permit any mechanics’, materialmans’ or similar lien or liens to be placed upon the Premises or the Building or improvements thereon caused by or resulting from any work performed, materials furnished or obligation incurred by or at the request of Tenant, and in the case of the filing of any such lien, Tenant will promptly pay or contest same to cause such lien to be released and/or discharged. If default in payment thereof shall continue for thirty (30) days after written notice thereof from Landlord to Tenant, and such claim is not being contested, Landlord shall have the right and privilege, but not the obligation, at Landlord’s option, of paying the same, or any portion thereof, without inquiry as to the validity thereof, and any amounts so paid, including reasonable, actual expenses, shall constitute Additional Rent hereunder due from Tenant to Landlord and shall be repaid to Landlord in accordance with the terms for payment of Additional Rent hereunder.

24) WAIVER OF SUBROGATION. Landlord and Tenant hereby waive and release any and all rights, claims, demands and causes of action each may have against the other on account of any loss or damage occasioned to Landlord or to Tenant (as the case may be), their respective businesses, real and personal properties, the Premises, the Building, the project of which the Building is a part, or its contents, arising from any risk or peril covered by any insurance policy carried by either party. Inasmuch as the above mutual waivers will preclude the assignment of any such claim by way of subrogation (or otherwise) to an insurance company (or any other person), each party hereto hereby agrees immediately to give to its respective insurance companies written notice of the terms of such mutual waivers and to have their respective insurance policies properly endorsed, if necessary, to prevent the invalidation of such insurance coverages by reason of such waivers. This provision shall be cumulative with Paragraph 11 above.

25) NOTICES. Each provision of this Agreement, or of any applicable governmental laws, ordinances, regulations, and other requirements with reference to the sending, mailing or delivery of any notice, or with reference to the making of any payment by Tenant to Landlord, shall be deemed to be complied with when and if the following steps are taken:

(a) All Monthly Rental Payments and Additional Rent required to be made by Tenant to Landlord hereunder shall be payable to Landlord in Dallas County, Texas, at the address hereinbelow set forth, or at other such address as Landlord may specify from time to time by written notice in accordance herewith;

(b) Any notice or document required to be delivered hereunder shall be deemed to be delivered if actually received in person, sent by electronic means or by facsimile with confirmation or, mailed postage prepaid within the U.S. notice shall be effective five (5) days after mailing and, if sent by overnight courier, then deemed received the next day. Any such notice shall be addressed to the parties hereto at the respective addresses set out opposite their names below, or at such other address as they have heretofore specified by written notice delivered in accordance herewith:

LANDLORD:

Telecom Commerce III, Ltd.

c/o JSC Realty Services, Inc.

2711 LBJ Freeway, Suite 130

Dallas, TX 75234

TENANT:

Mavenir Systems, Inc.

1700 International Parkway, Suite 200

Richardson, TX 75081

Attn: General Counsel

26) FORCE MAJEURE. Whenever a period of time is herein prescribed for action to be taken by Landlord or Tenant (except for the obligation of Tenant to pay the Monthly Rental Payments, Additional Rent or other sums due hereunder), then neither party shall be liable or responsible for, and there shall be excluded from the computation of any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations or restrictions or any other causes of any kind whatsoever which are beyond the control of such party.

27) SEPARABILITY. If any clause or provision of this Lease is held by a court of competent jurisdiction to be illegal, invalid or unenforceable under present or future laws effective during the Lease Term, then, and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby, and it is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid, or unenforceable there be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

28) ENTIRE AGREEMENT; AMENDMENTS; BINDING EFFECT. This Lease contains the entire agreement between the parties and may not be amended, supplemented or terminated except by instrument in writing signed by both parties hereto. No provision of this Lease shall be deemed to have been waived by either party unless such waiver be in writing, signed by such party and delivered to the other party in accordance with the notice provision herein, nor shall any custom or practice which may arise between the parties in the administration of the terms hereof be construed to waive or lessen the right of Landlord to insist upon the performance by Tenant in strict adherence with the terms hereof. The terms, provisions, covenants and conditions contained in this Lease shall apply to, inure to the benefit of, and be binding upon the parties hereto, and upon their respective successors-in-interest, permitted assigns and legal representatives, except as otherwise herein expressly provided.

29) QUIET ENJOYMENT. Provided Tenant has performed all of the terms, covenants, agreements and conditions of this Lease, including, without limitation, the payment of Monthly Rental Payments and Additional Rent, to be performed by Tenant, Tenant shall peaceably and quietly hold and enjoy the Premises for the Lease Term, without hindrance from Landlord, subject to the terms and conditions of this Lease.

30) RULES AND REGULATIONS. Tenant and Tenant’s agents, employees, and invitees will comply fully with all requirements of the Rules and Regulations of the Building and related facilities which are attached hereto as Exhibit “D”, and made a part hereof as though fully set forth herein. Landlord shall at all times have the right to change or amend such Rules and Regulations or to promulgate other rules and regulations in such reasonable manner as may be deemed advisable for safety, care, or cleanliness of the Building, the Premises, or related land and facilities, and for preservation of good order therein, all of which Rules and Regulations, changes and amendments will be forwarded to Tenant in writing and shall be carried out and observed by Tenant. Tenant shall further be responsible for the compliance with such Rules and Regulations by the employees, servants, agents, visitors and invitees of Tenant. Nothing in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations against any other tenant or any employee or agent of any other tenant and Landlord shall not be liable to Tenant for violation of the Rules and Regulations by any other tenant or its agents, employees, invitees or licensees.

31) BROKER’S OR AGENT’S COMMISSION. Tenant represents and warrants that it has dealt with no Broker or Agent in connection with this Lease, except as listed below, and Tenant agrees to indemnify and hold Landlord harmless from and against all liabilities and costs arising from a breach of such representation and warranty including, without limitation, attorney’s fees, costs and expenses in connection therewith: CBRE, Inc. For clarity, Landlord acknowledges and agrees that it will compensate the Tenant’s Broker, CBRE, Inc., for its work related to this Lease in accordance with the terms of a separate commission agreement. Additionally, Landlord shall be fully responsible for compensating any Broker or Agent it used in connection with this Lease.

32) GENDER. Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires.

33) GUARANTY, JOINT AND SEVERAL LIABILITY Intentionally Deleted.

34) CAPTIONS. The captions in this Lease are for convenience of reference only, and in no way limit or enlarge the terms and conditions of this Lease.

35) PLACE OF PERFORMANCE. Tenant shall perform all covenants, conditions and agreements contained herein, including but not limited to payment of the Monthly Rental Payments and Additional Rent, in Dallas County, Texas. Any suit arising from or relating to this Lease shall be brought in Dallas County, Texas.

36) ESTOPPEL CERTIFICATES. Tenant shall at any time and from time to time, upon not less than ten (10) days prior request by Landlord, execute, acknowledge and deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been any modifications, that the same is in full force and effect as modified and stating the modifications), and the dates to which the Rent and any other charges have been paid, and either stating that to the knowledge of Tenant no default exists hereunder or specifying each such default known to Tenant, and stating such other matters as may be reasonably requested by landlord; it being intended that any such statement delivered pursuant to this paragraph may be relied upon by any prospective purchaser or encumbrancer (including assignees) of the Premises.

37) NOTICE TO LANDLORD. In the event of any act or omission by Landlord which would give Tenant the right to damages from Landlord or the right to terminate this Lease by reason of a constructive or actual eviction from all or part of the Premises or otherwise, Tenant shall not sue for such damages or exercise any such right to terminate until it shall have given written notice of such act or omission to Landlord a reasonable period of time, for remedying such act or omission shall have elapsed following the giving of such notices, during which time Landlord, their agents or employees, shall be entitled to enter upon the Premises and do therein whatever may be necessary to remedy such act or omission. During the period after the giving of such notice, and during the remedying of such act or omission, the Rental payable by tenant for such period as provided in this Lease shall be abated and apportioned only to the extent that any part of the Premises shall be untenantable.

38) LIMITATION ON LANDLORD LIABILITY. The liability of Landlord and its shareholders, officers and directors to Tenant for any default by Landlord under the terms of this Lease shall be limited to the monetary interest of Landlord in the Building and the Land, and Tenant agrees to look solely to Landlord’s and its shareholders, officers and directors interest in the Building and the Land for the recovery of any judgment from Landlord and its shareholders, officers and directors, it being intended that Landlord and its shareholders, officers and directors shall not be personally liable for any judgment or deficiency.

39) PARKING. During the term of this Lease, Tenant, in common with Landlord and other tenants of the Building and their guests and invitees, and tenants, guests and invitees of owners of property in the area of the Building, shall have the non-exclusive use of the uncovered automobile parking areas serving the Building, subject to the reasonable rules and regulations for the use thereof, as prescribed from time to time by Landlord. Landlord shall not be responsible for security with respect to parking areas and shall not be liable or responsible for any loss of or damage to any car or vehicle or equipment or other property therein or damage to property or injuries (fatal or non-fatal), unless such loss, damage, or injury be proximately caused by the negligence of Landlord or its employees. Landlord may make, modify, and enforce reasonable rules and regulations relating to the parking of automobiles, and Tenant will abide by such reasonable rules and regulations.

40) MISCELLANEOUS.

(a) Each party warrants and represents that it has the right and power to enter into this Lease.

(b) Because the Premises are on the open market and are presently being shown, this Lease shall be treated as an offer to lease only. Unless and until this Lease is accepted by Landlord and Tenant in writing and a fully executed copy delivered to both parties, this offer is subject to withdrawal or non-acceptance by either party and the Premises may be leased to another party or used for another purpose by Landlord without notice.

(c) If Tenant shall fail to pay, when the same is due and payable, any Rent, any Additional Rent, or any other sum due hereunder, such unpaid amount shall bear interest from the due date thereof to the date of payment at the highest non-usurious rate permitted by the then-applicable law.

(d) Landlord does not in any way or for any purpose in connection with this Lease become a partner of Tenant in the conduct of its business or otherwise, nor a member of a joint venture with Tenant.

(e) Time is of the essence in the performance of all the covenants, conditions and agreements contained in this Lease.

(f) This Lease may be executed in one or more counterparts, each of which counterparts shall for all purposes be deemed to be an original, but all such counterparts together shall constitute but one instrument.

41) NO REPRESENTATIONS. Tenant will make no claim on account of any representations whatsoever, whether made by any renting agent, broker, officer or other representative of Landlord or which may be contained in any circular, prospectus or advertisement relating to the Premises or the Building, or otherwise, unless the same is specifically set forth in this Lease.

42) COMPLIANCE WITH LAWS.

(a) Tenant shall give prompt notice to Landlord of any notice it receives of the violation of any law or requirement of any public authority with respect to the Premises or the use or occupation thereof. Tenant shall, at Tenant’s expense, comply with all laws and requirements of any public authorities which shall, in respect of the Premises or the use and occupation thereof, or the abatement of any nuisance in, on or about the Premises, impose any violation, order or duty on Landlord or Tenant, arising from (i) Tenant’s use of the Premises, (ii) the manner of conduct of Tenant’s business or operation of its installations, equipment or other property therein, (iii) any cause or condition created by or at the instance of Tenant, or (iv) breach of any of Tenant’s obligations hereunder; and Tenant shall pay all the costs, expenses, fines, penalties and damages which may be imposed upon Landlord or any ground lessor of the Landlord or the Building affecting the Premises by reason of or arising out of Tenant’s failure to fully and promptly comply with and observe the provisions of this section. However, Tenant need not comply with any such law or requirement of any public authority so long as Tenant shall be contesting the validity thereof, or the applicability thereof to the Premises, in accordance with Section 42(b). Subject to the provisions of Section 42(c), Landlord, at its expense, shall comply with all other such laws and requirements of public authorities as shall affect the Premises, but may similarly defer compliance so long as Landlord shall be contesting the validity or applicability thereof.

(b) Tenant, at its expense, after notice to Landlord, may contest, by appropriate proceedings prosecuted diligently and in good faith, the validity, or applicability to the Premises, of any law or requirement of any public authority, provided that (a) Landlord shall not be subject to criminal penalty or to prosecution for a crime, nor shall the Premises or any part thereof be subject to being condemned or vacated, by reason of non-compliance or otherwise by reason of such contest; (b) before the commencement of such contest, Tenant shall furnish to Landlord either (i) the bond of a surety company satisfactory to Landlord, which bond shall be, as to its provisions and form, satisfactory to Landlord, and shall be in an amount at least equal to one hundred twenty-five percent (125%) of the cost of such compliance (as estimated by a reputable contractor designated by Landlord) and shall indemnify Landlord against the cost thereof and against all liability for damages, interest, penalties and expenses (including reasonable attorneys’ fees and expenses), resulting from or incurred in connection with such contest or non-compliance. or (ii) cash in the amount of such bond or other security reasonably satisfactory to Landlord in place of such bond; and (c) Tenant shall keep Landlord advised as to the status of such proceedings.

(c) Landlord represents and warrants that to the best of its knowledge, the Building is in compliance with all applicable municipal and federal codes, including, but not limited to, the Americans with Disabilities Act.

(d) Landlord represents and warrants that to the best of its knowledge, the Premises, Building and Project do not contain asbestos, hazardous waste, PCB’s or underground tanks.

43) MEMORANDUM OF LEASE. Tenant shall not record this Lease. However, at the request of Landlord, Tenant shall promptly execute, acknowledge and deliver to Landlord a memorandum of lease in respect of this Lease sufficient for recording. Such memorandum shall not be deemed to change or otherwise affect any of the obligations or provisions of this Lease.

44) CONSENT TO JURISDICTION. Each party hereby consents to the jurisdiction of the courts of Texas (both Federal and State) in any action brought by the other party.

45) MORTGAGEE MODIFICATION. In the event that a mortgagee of the Building or the Land requires a modification to this Lease, Landlord shall provide notice and content of such modification to Tenant and Tenant shall have thirty (30) days to review such. If Tenant consents to such modification, such consent not to be unreasonably withheld or delayed, then Tenant will execute an amendment in connection therewith, provided such modification does not change the Lease Term, the Basic Annual Rental, the Additional Rent nor does such modification materially adversely affect Tenant.

46) TEXAS LAW. This Lease is governed by and construed in accordance with the laws of the State of Texas.

47) SIGNS. No sign, door plaques or advertisement shall be displayed, painted or affixed by Tenant on any external part of the Project or the Building, parking facilities, or external part of the Premises without the prior written consent of Landlord; such consent not to be unreasonably withheld or delayed. The color, size, character, style, material, and placement of any external signs shall be approved by Landlord, acting reasonably and shall be subject to any applicable governmental laws, ordinances, regulations and mutually agreed project specifications. Signs on external doors and entrances to the Premises, if approved by Landlord, shall be placed thereon by a reasonably qualified contractor and paid for by Tenant. Tenant shall remove all such signs at the expiration or earlier termination of this Lease. Such installations and removals shall be made in such manner as to avoid defacement of the Project and other improvements, and Tenant, at its sole expense, shall repair any defacement caused by such installation and/or removal.

48) HAZARDOUS WASTE. The term “Hazardous Substances,” as used in this Lease shall mean pollutants, contaminants, toxic or hazardous wastes, or any other substances, the use and/or the removal of which is required or the use of which is restricted, prohibited or penalized by any “Environmental Law,” which term shall mean any federal, state or local law, ordinance or other statute of a governmental or quasi-governmental authority relating to the pollution or protection of the environment. Tenant hereby agrees that (i) no activity will be conducted on the Premises that will produce any Hazardous Substances; (ii) the Premises will not be used in any manner for the storage of any Hazardous Substances; (iii) no portion of the Premises will be used as a landfill or a dump; (iv) Tenant will not install any underground tanks of any type; (v) Tenant will not allow any surface of subsurface conditions to exist or come into existence that constitute, or with the passage of time may constitute a public or private nuisance; (vi) Tenant will not permit any hazardous Substances to be brought onto the Premises, and if so brought thereon, then the same shall be immediately removed with proper disposal, and all required clean-up procedures shall be diligently undertaken pursuant to all Environmental Laws. Landlord or Landlord’s representative shall have the right but not the obligation to enter the Premises upon reasonable notice except in case of an emergency for the purpose of ensuring compliance with all Environmental Laws. If Tenant so contaminates the Premises, then Tenant shall promptly and diligently institute proper and thorough clean-up procedures at Tenant’s sole cost, and Tenant hereby indemnifies and holds Landlord harmless from and against all claims, demands, actions, liabilities, costs, expenses, damages and obligations of any nature arising from or as a result of Tenant’s failure to comply with this Paragraph 48. The foregoing indemnification and the responsibilities of Tenant shall survive the expiration or earlier termination of this Lease.

49) INDEPENDENT OBLIGATIONS OF TENANT. The obligation of Tenant to pay all Rental and other sums hereunder provided to be paid by Tenant and the obligation of Tenant to perform Tenant’s other covenants and duties hereunder constitute independent, unconditional obligations to be performed at all times provided for hereunder, save and except only when an abatement thereof or reduction therein is hereinabove expressly provided for and not otherwise. Tenant waives and relinquishes all rights which Tenant might have to claim any nature of lien against or withhold, or deduct from or offset against any Rental and other sums provided hereunder to be paid Landlord by Tenant. Tenant waives and relinquishes any right to assert, either as a claim or as a defense, that Landlord is bound to perform or is liable for the nonperformance of any implied covenant or implied duty of Landlord not expressly herein set forth.

50) COUNTERPART EXECUTION. This Lease may be executed in multiple counterparts, including fax, electronic mail and other electronic means, each of which shall be deemed to constitute an original, but all of which, when taken together, shall constitute one and the same instrument, with the same effect as if all of the parties to this Lease had executed the same counterpart. The signature pages may be consolidated to form one single instrument.

51) TERMINATION OPTION. Tenant shall have a one-time option to terminate the Lease for the entire 43,750 SF Premises and any additional space that may be leased hereunder or pursuant to this Lease, effective at midnight (CST) February 28, 2018 (the “Termination Date”). In order for this one-time option to be effective, Tenant must give written notice of its intention to terminate the Lease to Landlord prior to September 1, 2017 and, together with such written notice, provide to Landlord a termination payment equal to the unamortized cost of Tenant Improvements and Commissions at eight percent (8%) amortization rate equaling the amount of $95,100.89 plus five (5) additional months of Basic Monthly and Additional Rental; such Additional Rental to be reasonably approximated if not known for certain. In the event Tenant has leased additional space beyond the 43,750 SF Premises, Tenant shall provide a termination payment equal to the unamortized cost of Tenant Improvements and Commissions at eight percent (8%) amortization rate for the additional space plus five (5) additional months of Basic Monthly and Additional Rental; such Additional Rental to be reasonably approximated if not known for certain.

EXHIBITS:

A.	Legal Description
B.	Existing Floor Plan
C.	Leasehold Improvements
C1.	Preliminary Plan
D.	Rules & Regulations
E.	Option To Renew
F.	Right of First Refusal

LANDLORD:			TENANT:
Telecom Commerce III, Ltd			Mavenir Systems, Inc.
A Texas Limited Partnership

By:	International at Glenville, Inc.
A Texas corporation, its General Partner

By:	/s/ Kenneth W. Shaw	By:	/s/ Terry Hungle
	Kenneth W. Shaw		Terry Hungle

Its:	President	Its:	Chief Financial Officer

Date:	July 20, 2012	Date:	July 19, 2012

EXHIBIT “A”

LEGAL DESCRIPTION

BEING a tract of land situated in the Jesse N. Everett Survey, Abstract No. 440, Dallas county, Texas, said tract of land being Lot 1B, Block E, CENTRAL PARK SUBDIVISION, an addition to the city of Richardson, according to the plat recorded in Volume 84124, Page 2041, Map Records, Dallas County, Texas, with Certificate of Correction recorded in Volume 85121, Page 1263 of the Deed Records of Dallas County, Texas, and being more particularly described as follows:

BEGINNING at a found “X” on a concrete headwall at the intersection of the east line of International Parkway (60 foot right-of-way), with the centerline of a drainage easement (110 feet wide) recorded in Volume 73245, Page 1642 of the Deed Records of Dallas county, Texas, said point also being in the north line of Lot 1, Block F, as recorded in Volume 83118, Page 1449 of the Deed Records of Dallas County, Texas, said point lying on a circular curve to the left having a radius of 3875.00 feet whose center bears North 48 degrees 24 minutes 18 seconds West;

THENCE Northeasterly, along said curve through a central angle of 06 degrees 53 minutes 30 seconds, an arc distance of 466.10 feet to a found iron rod for a corner;

THENCE South 55 degrees 16 minutes 42 seconds East, departing said east line and along the common line between said Lot 1B and Lot 1A, Block E of said Central Park addition, a distance of 298.18 feet to a found “V” for a corner;

THENCE South 10 degrees 16 minutes 42 seconds East, continuing along said common line, a distance of 77.75 feet to a found “X” for a corner;

THENCE South 34 degrees 43 minutes 18 seconds West, continuing along said common line, a distance of 410.00 feet to set P.K. nail for a corner, said P.K. nail lying in the north line of said Lot 1, Block F;

THENCE North 55 degrees 16 minutes 42 seconds West, departing said common line and along the north line of said Lot 1, Block F and along the centerline of said 110 foot wide drainage easement, a distance of 381.01 feet to the POINT OF BEGINNING AND CONTAINING 167,000 square feet or 3.834 acres of land, more or less.

EXHIBIT “B”

EXISTING FLOOR PLAN

The floor plan below is representative of the existing layout of the Premises. It is agreed that the final floor plan shall be mutually agreed to by both Landlord and Tenant, after which it will be incorporated into this Exhibit “B”.

30,500 SF
"Initial Premises"
13,250 SF
"Expansion Premises"
14,875 SF
"Right of First
Refusal Space"
30,500 SF
" Initial Premises"
Suite 200
13,250 SF
"Expansion Premises"
Suite 200
14,875 SF
"Right of First
Refusal Space"
Suite 300

EXHIBIT “C”

LEASEHOLD IMPROVEMENTS

Landlord shall construct in the Premises the Leasehold Improvements (including the three (3) alternates) as are described on the Tenant Improvement Summary below dated May 2, 2012 and the Preliminary Plan attached hereto as Exhibit “C1”. For clarity, the Landlord acknowledges and agrees that at the end of the Lease term (due to expiration or earlier termination in accordance with the terms of the Lease), the generator being provided will be owned in full by Tenant and Tenant may, at the expiration or earlier termination of the Agreement, remove such generator and upon removal Tenant shall repair any damage caused by such removal. In addition to the summary below, Landlord shall provide, based upon mutually acceptable plans, an allowance of One Hundred Thousand dollars ($100,000.00) to be utilized within the 13,250 SF “Expansion Premises” described on Exhibit “B” herein, such being the Expansion Premises. This allowance shall be applied to coincide with an April 1, 2014 Base Rental Commencement Date or such earlier date if Tenant gives Landlord written notice of such in accordance with the terms of this Lease. Any modification to this summary shall be mutually agreed to by Landlord and Tenant with the cost difference reflected accordingly on any unamortized cost associated herein.

CONSTRUCTION MANAGEMENT ADVISORS

MAVENIR TENANT IMPROVEMENT SUMMARY

Project:	International Business	DATE:	5/2/2012	4:56 PM
Tenant	Mavenir	Office Space	24400	80%
Owner	Kenneth Shaw		0	0%
Broker:	JSC Realty Services		0	0%
Plans Dated :	04/19/12	Manufacturing/Warehouse Area	6100	20%
Revision:	2	Total Rentable SF	30500	100%

DESCRIPTION	QUAN		LABOR TOTAL	MAT TOTAL	SUB TOTAL	TOTAL COST	COST/ UNIT		COST/. SQ. FT.
General Conditions	6	WK	7482	9820	0	17302	2883.67	WK	0.57
Insurance & Taxes	6	WK	0	1461	0	1461	243.42	WK	0.05
Contractor Equipment	6	WK	0	625	0	625	104.17	WK	0.02
Sitework	30500	SF	0	0	5363	5363	0.18	LS	0.18
Landscape	30500	SF	0	0	0	0	0.00	LS	0.00
Concrete	30500	SF	0	0	0	0	0.00	EA	0.00
Masonry	30500	SF	0	0	0	0	0.00	LS	0.00
Structural Steel	30500	SF	0	0	0	0	0.00	TN	0.00
Carpentry	30500	SF	0	0	0	0	0.00	LS	0.00
Roofing & Caulking	30500	SF	0	0	0	0	0.00	SQ	0.00
Moisture Protection	30500	SF	0	0	0	0	0.00	LS	0.00
Doors & Hardware	30500	SF	0	0	0	0	0.00	LS	0.00
Glass & Glazing	30500	SF	0	0	1650	1650	0.05	SF	0.05
Drywall & Acoustical	30500	SF	0	0	17033	17033	0.56	LS	0.56
Painting	30500	SF	0	0	20875	20875	0.68	LS	0.68
Floor Treatment	30500	SF	0	0	42820	42820	1.40	LS	1.40
Lath & Plaster	30500	SF	0	0	0	0	0.00	SF	0.00
Specialties	30500	SF	0	0	0	0	0.00	LS	0.00
Special Equipment	30500	SF	0	0	0	0	0.00	LS	0.00
Furnishings	30500	SF	0	0	0	0	0.00	LS	0.00
Special Construction	30500	SF	0	0	0	0	0.00	LS	0.00
Plumbing	30500	SF	0	0	1400	1400	0.05	LS	0.05
Fire Protection	30500	SF	0	0	4800	4800	0.16	LS	0.16
H.V.A.C.	30500	SF	0	0	62200	62200	2.04	LS	2.04
Electrical	30500	SF	0	0	38855	38855	1.27	LS	1.27
Direct Cost			7482	11906	194996	214384			7.03
Contractors Fee			5.25%			11255			0.37
Sub-total						225639			7.40
Sales Tax			8.25%			18615			0.61
Sub-total						244254			8.01
Architectural						9150			0.30
Reimbursables						500			0.02
ADA Review & Inspection						1350			0.04
Construction Management			2.50%			6369			0.21
Contingency			3.00%			7328			0.24
TOTAL	BUILDING STANDARD					268950			8.82
ALTERNATES									
Install Redundant 10 Ton HVAC Unit in Lab Area						25150			0.82
Upgrade Carpet to 20SY Carpet Tile						12075			0.40
Install 400KW Diesel Generator and Auto Transfer Switch						108410			3.55
									0.00
TOTAL COST						414585			13.59

Page 1

EXHIBIT “C1”

Preliminary Plan

EXHIBIT “D”

RULES AND REGULATIONS

The following Rules and Regulations are prescribed by Landlord in order to provide and maintain, to the best of Landlord’s ability, orderly, clean and desirable Premises, building and parking facilities for the tenants therein and to regulate conduct in and use of the Premises, the Building and parking facilities in such a manner as to minimize interference by others in the proper use of the Premises by Tenant. In the following Rules and Regulations, all references to Tenant include not only Tenant, but, also, Tenant’s agents, servants, employees, invitees, licensees, visitors, permitted assignees, and/or sublessees:

1. Tenant shall not block or obstruct any of the entries, passages, doors, hallways, or stairways of the Building or the parking area, or place, empty, or throw any rubbish, litter, trash, or material of any nature into such areas, or permit such areas to be used at any time except for ingress or egress of Tenants.

2. Landlord will not be responsible for lost or stolen personal property, equipment, money, or any article taken from the Premises, Building, or parking facilities, unless or to the extent such is due to the negligence or willful misconduct of Landlord or its employee or contractor.

3. The plumbing facilities shall not be used for any other purpose than that for which they are constructed, and no foreign substance of any kind shall be placed therein, and the expense of any breakage, stoppage, or damage resulting from a violation of this provision by Tenant shall be borne by Tenant.

4. Tenant shall permit Landlord, during the twelve (12) months prior to the expiration of this Lease to show the Premises, with at least twenty-four (24) hour prior written notice, during business or non-business hours to prospective lessees and to advertise the Premises for rent.

5. Any keys required by Tenant during the term of this Lease shall be requested from Landlord and shall be paid for by Tenant upon delivery of keys to the Premises; provided, however, i) Landlord shall present Tenant with a reasonable number of keys to each exterior lock currently serving the Premises upon the Commencement Date of the Initial Premises and as regards the Expansion Premises and, if applicable, the space discussed in Exhibit F; and, ii) Tenant may operate a pass card scanner or related system for entry to the Premises and distribute pass cards or the like as it deems necessary without fee to be paid to Landlord. Prior to or upon the Commencement Date, Landlord shall replace all exterior locks at its expense and the keys provided to Tenant hereunder shall be to such new locks. In the event new locks are requested by Tenant after the Commencement Date, then all costs associated with such request (including hardware, installation and keys) shall be paid by Tenant.

6. The common parking facilities are available for use by any and all Tenants. Landlord reserves the right to assign or allocate parking in the event of conflicts, abuse or improper use of these common parking facilities. It is generally understood that any Tenant should utilize only those parking spaces immediately adjacent to that Tenant’s specific premises.

Proper use of the common parking facilities is deemed to be that use which is occasioned by the normal in and out traffic required by the Tenant, in the normal course of the Tenant’s business operations.

Vehicles that are abandoned, disabled, obstructing any means of ingress or egress to the Premises, or are in any way a general nuisance or hazard are subject to removal, without notice by Landlord’s designated wrecker and towing service. All costs associated with such removal shall be at the Vehicle Owner’s expense.

7. Tenant shall not use the Building, the Premises, or parking facilities for housing, lodging, or sleeping purposes without express written consent of Landlord.

8. No birds or animals shall be brought into or kept in or about the Premises or any other part of the Building, except animals used to assist impaired individuals.

EXHIBIT “E”

OPTION TO RENEW

Tenant shall have, and is hereby granted, one (1) option to renew and to extend the term of this Lease for a period of Five (5) years (the “Renewal Term”), such option to follow consecutively upon the expiration of the initial term of this Lease, provided that at the time such option to renew is exercised, this Lease shall be in full force and effect and Tenant shall not be in default hereunder. Such option shall be exercised, if at all, by Tenant giving written notice of its intention to renew and extend the term of this Lease to Landlord at least six months before the Expiration Date of this Lease. Any assignment or subletting by Tenant in violation or breach of Paragraph 9 of this Lease shall terminate all rights of renewal and extension set forth herein. The renewal, if elected by Tenant, shall unless otherwise mutually agreed in writing be under all of the terms and conditions of this Lease except Basic Rental (below provided) which will be changed in an amount corresponding to the new Basic Rental, and except that no further renewal option shall exist.

Commencing with the first (1st) day of the first (1st) calendar month for the Renewal term, the applicable Basic Annual Rental for each calendar month for the Renewal Term shall be adjusted so that it is equal to the mutually agreed prevailing market rate per annum for comparable space available in buildings of a quality similar to the Building within reasonable proximity thereto at such time. Landlord and Tenant shall, after reviewing market conditions, mutually agree on the Basic Annual Rental to be charged for the Renewal Term and any other incentives or terms related thereto.

EXHIBIT “F”

RIGHT OF FIRST REFUSAL OPTION

1. The Tenant is hereby granted a continuing right of first refusal (the “ROFR”) to lease the approximately 14,875 square feet of contiguous space to the south of the Premises also known as Suite 300 (hereinafter sometimes called the “ROFR Space”) as such space is available.

2. Tenant may exercise a ROFR only if, at the time of such exercise and at the time of Landlord’s delivery of the ROFR Space to Tenant, (a) no uncured material event of default exists and (b) Tenant (together with any permitted assignees per Paragraph 9) are occupying the Premises. If such condition(s) are not satisfied or waived by Landlord, any purported exercise of the ROFR shall be null and void. No assignee of Tenant (other than an assignee pursuant to Paragraph 9 of the Lease), or sub lessee of the Premises, may exercise a ROFR unless otherwise agreed to in writing by Landlord.

3. If Landlord receives a bona-fide written third-party offer to lease the ROFR Space that Landlord desires to accept, Landlord will contemporaneously submit a proposal to Tenant upon the same terms of this offer (a “Refusal Lease Proposal”) setting forth, the effective rental rate, tenant improvement allowance, lease term, parking ratios and rates, any free rent, rights and first refusal and expansion rights that are contained in the written third-party offer. Tenant shall have a period of ten (10) business days after receipt of a Refusal Lease Proposal to irrevocably and unconditionally exercise its ROFR to lease the applicable ROFR Space upon the terms of the Refusal Lease Proposal by written notice to Landlord; provided that such is added to this Lease by mutually agreed amendment as discussed herein. If Tenant does not exercise a ROFR within such ten (10) business day period, the ROFR shall be waived with respect to such space. Upon Tenant’s exercise of a ROFR, Landlord and Tenant shall promptly execute an amendment to this Lease evidencing same.

4. If Landlord does not receive written notice from Tenant of its exercise of the ROFR within said ten (10) business day period, Landlord may proceed to lease the applicable ROFR Space to the third party offeror referred to in paragraph 3, above. If Landlord does not lease such ROFR Space to third party offeror, Tenant shall have a ROFR on any subsequent leasing thereof on the terms set forth above.

5. In addition to the Right of First Refusal Option above, Landlord hereby grants Tenant the option to lease the 14,875 SF at any time prior to April 1, 2014 at the Annual Basic Rental of $8.34 psf plus Additional Rent as defined herein; the term of such Lease shall be for the remainder of the term of this Lease. Landlord shall provide, based upon mutually acceptable plans, an allowance of $112,264.00 to be utilized within the 14,875 SF space.